Exhibit 99.1

ALTERG INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

U.S. DOLLARS IN THOUSANDS

ALTERG INC.

- - - - - - - - - - - - -

Kost, Forer Gabbay & Kasierer A member of EY Global 144 Derech Menahem Begin ST. Tel – Aviv 6492102, Israel

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of

AlterG Inc.

Opinion

We have audited the accompanying financial statements of AlterG Inc. (the Company), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in redeemable convertible preferred share, common share and shareholders' deficit and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel- Aviv, Israel
October 27, 2023

 AlterG, Inc.

Balance Sheets

(U.S. dollars in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Cash and cash equivalents	$992	$1,125
Accounts receivable (Net from allowance for doubtful debts of $336 and $272 as of December 31, 2022 and 2021, respectively)	1,831	2,396
Prepaid expenses and other current assets	627	733
Inventory	2,624	2,201
Restricted cash	50	50
	6,124	6,505

Property and equipment, net	863	809
Operating lease right of use asset	1,517	-
Other Assets	30	26
	2,410	835

Total Assets	$8,534	$7,340

Liabilities And Shareholders' Equity
Accounts payable	$1,986	$2,291
Accrued compensation	881	708
Other accrued liabilities	846	975
Current portion of deferred revenue	1,362	1,408
Operating leases Liabilities	648	-
Line of Credit	4,650	-
Warranty obligations	182	380
	10,555	5,762

Convertible notes	1,221	1,167
Deferred revenue, net of current portion	924	1,208
Long-term operating leases Liabilities	935	-
Line of Credit	-	3,947
Warranty obligations	323	724
	3,403	7,046

Total Liabilities	13,958	12,808

COMMITMENTS AND CONTINGENT LIABILITIES

Redeemable convertible preferred shares of $0.0001 par value – Authorized: 11,370,000 shares on December 31, 2022 and 2021; Issued and outstanding: 10,766,575 shares on December 31, 2022 and 2021	34,198	34,198
Shareholder's Deficit:
Common shares of $0.0001 par value - Authorized: 20,000,000 shares at December 31, 2022 and 2021; Issued and Outstanding: 948,424 shares at December 31, 2022 and 2021.	$1	$1
Additional paid-in capital	2,450	2,446
Accumulated deficit	(42,073)	(42,113)
	(39,622)	(39,666)

Total Liabilities, redeemable convertible preferred shares, Common shares and Shareholders' Deficit	$8,534	$7,340

The accompanying notes are an integral part of the financial statements.

AlterG, Inc.

STATEMENT OF OPERATION

(U.S. dollars in thousands)

	Year Ended December 31,
	2022	2021
Revenues	$19,796	$18,281
Cost of revenues	10,658	10,433
Gross profit	9,138	7,848
Operating expenses:
Research and development	1,769	1,221
Sales and marketing	5,328	3,782
General and administrative	1,635	1,472
Total Operating Expense	8,732	6,475

Operating Income	406	1,373

Financial expenses, net	877	859
Other income	511	352

Net Income	$40	$866

The accompanying notes are an integral part of the financial statements.

AlterG, Inc.

STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFFERED SHARES, COMMON SHARES AND SHAREHOLDERS' DEFICIT

(U.S. dollars in thousands, except share and per share data)

	Redeemable convertible preferred share		Common share		Additional paid-in	Accumulated	Total shareholders'
	Number	Amount	Number	Amount	capital	deficit	deficit
Balance at December 31, 2020	10,766,575	$34,198	948,424	$1	$2,439	$(42,979)	$(40,539)
Share-based compensation expense	-	-	-	-	7	-	7
Net income	-	-	-	-	-	866	866
Balance at December 31, 2021	10,766,575	34,198	948,424	1	2,446	(42,113)	(39,666)
Share-based compensation expense	-	-	-	-	4	-	4
Net income	-	-	-	-	-	40	40
Balance at December 31, 2022	10,766,575	$34,198	948,424	$1	$2,450	$(42,073)	$(39,622)

The accompanying notes are an integral part of the financial statements.

AlterG, Inc.

STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year Ended December 31,
	2022	2021

Cash flows from operating activities:
Net income	$40	$866
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	270	351
Amortization of debt discount and issuance costs of convertible notes	307	196
Share-based compensation expense	4	7
Changes in operating assets and liabilities:
Accounts receivable, net	565	(147)
Prepaid expenses and other current assets	106	17
Inventory, net	(711)	(187)
Other assets	(4)	-
Accounts payable	(305)	196
Other accrued liabilities and warranty obligations	(728)	(393)
Accrued compensation	173	128
Operating lease liability and right of use asset	66	-
Deferred revenue	(330)	(400)
Net cash provided by (used in) operating activities	(547)	634

Cash flows from investing activities:
Purchases of Property and equipment	(36)	(20)
Net cash used in investing activities	(36)	(20)

Cash flows from financing activities:
Repayments on a revolver credit line	(20,775)	(18,869)
Repayments of loan	-	(3,841)
Proceeds from a revolver credit line, net of debt issuance costs	21,225	21,623
Proceeds from issuance of convertible notes payable	-	300
Net cash provided by (used in) financing activities	450	(787)

Net decrease in cash and cash equivalents	(133)	(173)
Cash and cash equivalents at beginning of year	1,125	1,298

Cash and cash equivalents at end of year	$992	$1,125

Supplemental disclosures of non-cash flow information
Lease liabilities arising from new right-of-use assets	$2,080	-

Supplemental disclosures of other cash flow information

Cash paid for income taxes	$16	$61
Cash paid for interest	$647	$677

The accompanying notes are an integral part of the financial statements.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

(1)	General

Description of Business and Basis of Presentation

AlterG, Inc. (the Company) was initially incorporated in Delaware on October 21, 2004 under the name of Gravus, Inc. On June 30, 2005, the Company changed its name and re-incorporated in Delaware under the name of AlterG, Inc. The Company’s headquarters is located in Fremont, California. The Company develops, manufactures, and markets anti-gravity treadmills for use in physical and neurological rehabilitation and athletic training, both domestically and internationally. This transformative technology use patented, NASA-derived Differential Air Pressure technology to reduce the effects of gravity and allow people to move in new ways with finely calibrated support and reduced pain.

On August 11, 2023, the Company entered into a share purchase agreement ("The merger") with ReWalk Robotics Inc., a medical device company that designs, develops and commercializes powered solutions which provide gait training and mobility for individuals with lower limb disabilities, whereby ReWalk Robotics Inc. acquired all of the shares of AlterG Inc.  from it's shareholders. The aggregate purchase price amounted to acquired AlterG Inc. (“the Company”), for a total consideration of $19,000 in cash subject to working capital and other customary purchase price adjustments. Additional cash earnouts (in an anticipated amount of approximately $4,000 in the aggregate) may be paid based upon a percentage of AlterG’s year-over-year future revenue growth over the next two years subject to working capital and other customary purchase price adjustments.

The worldwide spread of COVID-19 has resulted in, and could potentially continue to result in, significant disruptions to the global economy and the capital markets, as well as our business. This has resulted in a negative impact on the Company’s sales and results of operations since the start of the pandemic, and there is significant uncertainty as to how the countries in which we do business will continue to respond to such outbreaks, including whether there will be future partial or total shutdowns, which would adversely affect our business. As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require an update of its accounting estimates or judgments or revision of the carrying value of its assets or liabilities. This determination may change as new events occur and additional information is obtained. Actual results could differ from our estimates and judgments, and any such differences may be material to our financial statements.

The Company’s accumulated deficit as of December 31, 2022 was $42,073, the cash and cash equivalents balance as of December 31, 2022 was $992 and during the year ended December 31, 2022, the Company's negative cash flows used in operating activities was $547.

ReWalk Robotics Ltd., the parent company, committed to financially support any deficits incurred by the Company into the foreseeable future, if such support will be required.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

(2)	Summary of significant accounting policies

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and are denominated in U.S. dollars.  The Company’s fiscal year ends on December 31.

Functional Currency

The functional currency of AlterG is the U.S. dollar ("USD"), as the USD is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future. The Company’s operations are currently primarily conducted in the United States and a significant portion of its revenues and expenses are currently incurred in USD. Financing activities, including proceeds from the issuance of debt, common and preferred shares, are also made in USD.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into USD in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ("ASC") 830, "Foreign Currency Matters". All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the statements of operations as other income or expense, as appropriate.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to the financial statements. The Company regularly assesses these estimates, and while actual results may differ, management believes that the estimates are reasonable. The Company’s most significant estimates relate to the valuation of inventories, its provision for warranty costs, the allowance for doubtful accounts, and revenue recognition.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data)

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606 when, or as, control of the promised good or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company applies the following five steps:

1.	Identify the contract with a customer

The Company generally considers a purchase order or a signed quote to be a contract with a customer. In evaluating the contract with a customer, the Company analyzes the customer’s intent and ability to pay the amount of promised consideration (credit risk) and considers the probability of collecting substantially all of the consideration.

2.	Identify the performance obligations in the contract

At a contract’s inception, the Company assesses the goods or services promised in a contract with a customer and identifies the performance obligations.

3.	Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer.

Determining the transaction price requires of level judgment, which is discussed by revenue category in further detail below.

The Company does not offer extended payment terms beyond one year to customers and does not have any variable consideration.

4.	Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis. The Company determines standalone selling price based on the price at which the performance obligation is sold separately.

5.	Recognize revenue when or as the Company satisfies a performance obligation

Revenue is recognized when or as the related performance obligation is satisfied by transferring control of a promised good or service to a customer. Control either transfers over time or at a point in time, which affects when revenue is recorded. The Company satisfies performance obligations either at a point in time for its units treadmill or over time for extended warranty and services.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

The Company generally does not grant a right of return for its products.

The following table presents the Company’s revenue disaggregated by major category for the years ended December 31, 2022 and 2021, respectively:

	2022	2021
Product	$15,900	$14,460
Extended warranty	1,783	1,840
Rental	995	1,391
Service	983	590
Other	135	-
Total revenues	$19,796	$18,281

Product revenue

Revenue from the sale of anti-gravity products and spare parts is recognized at a point in time upon transfer of title, which generally occurs upon shipment or delivery to customer. The Company’s policy is to account for shipping and handling as an activity to fulfill the promise to transfer the goods and not as a separate performance obligation.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Service revenue

The Company services its products after expiration of the initial warranty. Service revenue, consisting of time and materials to perform the repairs, is recorded as services are rendered which corresponds with the period in which the related expenses are incurred.

Extended warranty revenue

Warranties are classified as either an assurance type or a service type warranty. A warranty is considered an assurance type warranty if it provides the customer with assurance that the product will function as intended for a limited period of time. An assurance type warranty is not accounted for as a separate performance obligation under the revenue model.

The Company offers a one year assurance type warranty to customers in the U.S. and two years assurance type warranty for spare parts only to its international distributers.

The Company offers customers extended warranty contracts that extend or enhance the technical support, spare parts, and labor coverage offered as part of the base warranty included with the anti- gravity treadmill products. Extended warranty revenue is recognized ratably over the extended warranty coverage period.

Deferred revenue

Unearned revenue primarily consists of billings or payments received in advance and is recognized as revenue as transfer of control to customers has occurred. Unearned revenue that will be realized during the succeeding 12-month period is recorded as current, and the remaining unearned revenue is recorded as non-current.

Deferred revenue is composed primarily of unearned revenue related to service type warranty obligations as well as other advances and payments which the Company received from customers prior to satisfying the performance obligation, for which revenue has not yet been recognized. The Company's unearned performance obligations as of December 31, 2022 and the estimated revenue expected to be recognized in the future related to the service type warranty amounts to $2,300, which will be fulfilled over one to five years.

For rental revenue refer to Note 7 – Leases.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Cash and cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less, at the date acquired.

Restricted cash

The Company has in a money market account as of December 31, 2022 and 2021, as restricted collateral related to credit cards.

Accounts receivable and allowance for doubtful accounts

Accounts receivable consist of amounts billed and currently due from customers. The Company evaluates the collectability of its accounts receivable based on past write-offs and collections, current credit conditions, the age of the balances and economic factors that may affect a customer’s ability to pay. The Company had an allowance for doubtful accounts of $336 and $272 thousand as of December 31, 2022 and 2021, respectively.

For accounts receivable, the Company performs ongoing credit evaluations of its customers. An allowance for doubtful accounts is determined with respect to those specific amounts that the Company has determined to be doubtful of collection. The Company is exposed to credit risk in the event of non-payment by customers to the extent of the amounts recorded on the accompanying balance sheet.

Inventory

Inventory consists of raw materials and finished goods and includes depreciation, labor, material and overhead costs. Inventory is recorded at the lower of net realizable value or cost (using the weighted average method), after obsolescence and inventory in excess of anticipated future demand is considered. In assessing the ultimate recoverability of inventory, the Company is required to make estimates regarding future customer demand, last time buy decisions, the timing of new product introductions, economic trends and market conditions. Based on this evaluation, an impairment charge is recorded when required to write-down inventory to its net realizable value.

In the years ended December 31, 2022 and 2021, the Company applied inventory write downs in the amount of $587 and $254, respectively. The inventory write downs were recorded in cost of sales.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Property and equipment, Net

Property and equipment are stated at cost, subject to adjustments for impairment, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the following estimated useful lives:

Demo and rental equipment	5 years
Furniture and fixtures	2 - 3 years
Computer hardware	3 years
Computer software	2 - 3 years
Leasehold improvements	Shorter of useful life of the asset or the remaining lease term

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived asset may be impaired, an evaluation of recoverability would be performed. Management has determined there was no impairment incurred during the years ended December 31, 2022 and 2021.

Income taxes

The Company recognizes income taxes under the liability method under which deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date of the change in rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Tax positions are based upon their technical merits, relevant tax law and the specific facts and circumstances of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax positions. A tax position is recognized only when it is considered more likely than not to be sustained based solely on its technical merits as of the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments that could result in recognition of additional tax benefits or additional charges to the tax provision and may not accurately reflect actual outcomes.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Pursuant to the statute of limitations, the Company is open to audit by the Internal Revenue Service (IRS) and various states for the 2018 through 2021 years. However, the Company currently does not have any examinations in progress with the IRS or states that would cause it to record an additional tax liability.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Income taxes, continued

The Company also does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to its financial results. In the event the Company has such an assessment from a taxing authority, it is its accounting policy to recognize any interest and penalties as a component of income tax expense.

Concentration of Credit and Other Risks

The Company sells to a large variety of customers in many different industries, throughout the world. Two customers accounted for thirty-one percent of accounts receivable representing an amount of $566 as of December 31, 2022. One customer accounted for twelve percent of accounts receivable representing an amount of $292 as of December 31, 2021. One customer accounted for ten percent or more of total revenue for the year ended December 31, 2022, and no customer accounted for ten percent or more for year ended December 31, 2021.

The Company maintains cash balances at various institutions where balances are insured by the Federal Deposit Insurance Corporation up to $250. From time to time, the Company maintains cash balances in excess of federally insured limits.

Accounting for share-based compensation

Share-based compensation cost is calculated on the date of grant using the estimated fair value of the option as determined using the Black-Scholes option pricing model. The compensation cost is then amortized ratably over the vesting period of the individual option grants. The Black- Scholes valuation calculation requires the Company to estimate key assumptions including the expected term, volatility, risk-free interest rate and expected dividend payout to determine the fair value of the share options. The estimate of these key assumptions is based on the analysis of comparable companies, and the Company’s judgment regarding market factors and trends.

The Company estimates the forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on actual historical pre-vesting forfeitures. The estimate of forfeitures is based on historical experience and is adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from the prior estimates. Changes in estimated forfeitures will be recognized in the period of change and will impact the amount of share-based compensation expense to be recognized in future periods.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Research and development

Research and development costs are expensed as incurred.

Leases

On January 1, 2022, the Company adopted Accounting Standards Update No. 2016-02, Leases (Topic 842) (ASU 2016-02) using the Effective Date Method by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2022, are presented under Topic 842, while prior period amounts have not been adjusted and continue to be written in accordance with our historical accounting under Topic 840.

Under Topic 842, The Company determines if an arrangement is a lease at inception based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the Company obtains the right to substantially all the economic benefits from the use of the asset throughout the period, and (3) whether the Company has a right to direct the use of the asset. The Company currently does not have any finance leases.

The Company as a Lessee

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The Company combines its lease payments and fixed payments for non-lease components and account for them together as a single lease component. Operating lease ROU assets also include any prepaid lease payments and lease incentives. Certain lease agreements include rental payments adjusted periodically for the consumer price index (“CPI”). Payments for variable lease costs are expensed as incurred and not included in the operating lease ROU assets and liabilities. The Company generally uses an incremental borrowing rate to discount its lease liabilities, as the rate implicit in the lease is typically not readily determinable. Certain lease agreements include renewal options that are under the Company’s control. The Company includes optional renewal periods in the lease term only when it is reasonably certain that the Company will exercise its option. When determining lease terms, the Company uses the non-cancellable period of the leases and do not assume renewals unless it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.

The Company as a Lessor

Rental revenue is accounted for under ASC Topic 842, Leases. The Company rents its products to customers for a fixed monthly fee over the rental term, which typically ranges from 2 to 3 years. Rental revenues are recorded as earned on a monthly basis.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Product warranties

The Company provides a standard one to two-year warranty on its anti-gravity treadmills and accessories. Product warranty costs are estimated based upon historical experience and specific identification of the product’s requirement and, accordingly, may fluctuate based on product mix. The Company accrues warranty costs based on the Company’s best estimate of product and associated costs. Warranty obligations are classified as short-term and long-term obligations based on the period in which the warranty is expected to be claimed.

Concentration of suppliers

The Company purchases several of its key inventory components from single sources. Although additional vendors can supply these components, the Company may require significant time to qualify and start up new suppliers in the event of a supply interruption. For the year ended December 31, 2022, three vendors accounted for 34% of purchases. For the year ended December 31, 2021, three vendors accounted for 37% of purchases.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 requires enhanced qualitative and quantitative disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company has evaluated that the adoption of this ASU will not have a significant impact on the Company’s financial statements and disclosures.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

(3)	Fair Value Measurements

The Company assesses the fair value of financial instruments based on the provisions of ASC 820, Fair Value Measurements and Disclosures, which establishes a hierarchy of three levels of inputs and maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The three levels of inputs that are used to measure fair value include:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of cash and cash equivalents, accounts receivable, restricted cash, prepaid expenses and accounts payable approximate their fair value due to the short-term maturity of such instruments.

The following table sets forth the Company’s assets and liabilities that were measured at fair value as of December 31, 2022 and 2021 by level within the fair value hierarchy (in thousands):

		Fair value measurements as of
Description	Fair Value Hierarchy	December 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents:
Cash	Level 1	$204	$250
Money market mutual funds	Level 1	$788	$875
Restricted deposits	Level 1	$50	$50

(4)	Inventory, net

Inventory consisted of the following at December 31:	2022	2021
Raw materials	$2,126	$1,996
Finished goods	498	205
Total inventory, net	$2,624	$2,201

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

(5)	Property and Equipment, Net

Property and equipment, net consisted of the following at December 31:

	2022	2021
Demo and rental equipment	$2,204	$2,479
Furniture and fixtures	160	160
Computer hardware	490	464
Computer software	428	418
Leasehold improvements	325	325
Property and equipment, gross	3,607	3,846
Less accumulated depreciation	(2,744)	(3,037)
Total property and equipment, net	$863	$809

Depreciation expense was $270 and $351 for the years ended December 31, 2022 and 2021, respectively.

(6)	Line of Credit

On October 8, 2021, the Company completed a debt financing with Cortland Credit Lending Corporation (“Cortland”). The maximum borrowings under the new debt facility provides up to $8,000, subject to a borrowing-based formula of eligible accounts receivables, inventory, equipment and intellectual property. Proceeds under the Cortland facility totaled $6,000 at closing and were used to pay off an existing term note with FWCU Capital Corp. (FWC) and a revolving line of credit with Siena Lending Group LLC (Siena) together with accrued interest and fees totaling approximately $4,141. The Credit Agreement requires the Company to maintain, at all times: (i) a Debt-to-EBITDA Ratio of greater than 4:1; and (ii) an Interest Coverage Ratio of no less than 2:1 (collectively, the “Financial Covenants”). The Credit Agreement contained an initial two-year term maturing on October 8, 2023, with an option to extend for one additional year, at Cortland’s discretion.

As of December 31, 2022, the outstanding balance on the Cortland facility was approximately $4,840 and the Company had a net available borrowing balance of approximately $3,160. The balance on the line of credit fluctuates with advances and cash collections and bears interest on outstanding borrowings at the greater of 9.50% or prime plus 6.25% (3.25% at December 31, 2022).

As of December 31, 2021, the outstanding balance on the Cortland facility was approximately $4,389, and the Company had a net available borrowing balance of approximately $3,611. The balance on the line of credit fluctuates with advances and cash collections and bears interest on outstanding borrowings at the greater of 9.50% or prime plus 6.25% (3.25% at December 31, 2021).

Until the date of the merger transaction, Cortland has a blanket lien on all assets of the Company.

The Company breached the financial ratio covenants under the Cortland debt facility relating to Debt-to-EBITDA and Interest Coverage for the reporting period starting with the month ended March 31, 2023. This breach continued until the ReWalk Robotics merger agreement on August 11, 2023, due to the repayment of the debt as part of the merger transaction. Cortland issued waivers of this breach that were in effect up until the date of the merger transaction.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Convertible Promissory Notes

On April 20, 2021 and June 30, 2020, the Company issued four Convertible Promissory Notes to certain shareholders in an aggregate amount of $300 on April 20, 2021 and $750 on June 30, 2020, respectively. The noteholders may elect to convert the outstanding principal amounts and all accrued and unpaid interest into Series D Preferred Share at a conversion price of $1.6756 per share, subject to adjustment for dividends, share split combination of shares, reorganization, recapitalization, reclassification or other similar event. The Convertible Promissory Notes bear interest at a rate equal to 5% per annum, compounding on an annual basis. The Convertible Promissory Notes mature on November 1, 2023. The outstanding balances on the Convertible Promissory Notes was $1,221 and $1,167 at December 31, 2022 and 2021.

During 2022 and 2021, the Company recorded interest expenses in the amount of $54 and $48, respectively.

(7)	Leases

The Company as a Lessee

The Company operates from leased facilities in the United States. These leases expire in 2025. The Company has the right to extend the Lease Term for an additional term of 36 months, Which the Company is not reasonably certain to exercise. The Company’s leases contain scheduled rent increases.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Below is a summary of the Company's operating right-of-use assets and operating lease liabilities (in thousands):

December 31, 2022
Operating right-of-use assets	$1,517

Operating lease liabilities, current	$648
Operating lease liabilities, long-term	$935
Total operating lease liabilities	$1,583

Minimum lease payments for the Company's right-of-use assets over the remaining lease periods as of December 31, 2022, are as follows (in thousands):

December 31, 2022
2023	$665
2024	683
2025	333
Total undiscounted lease payments	$1,681
Less: Imputed interest	(98)
Present value of lease liabilities	1,583

The weighted average remaining lease terms and discount rates for all operating leases were as follows as of December 31, 2022:

Remaining lease term and discount rate:
Weighted average remaining lease term (years)	2.42

Weighted average discount rate	4.79%

Total operating lease costs for the years ended December 31, 2022 and 2021 was approximately $450 and $465, respectively.

The Company as a Lessor

As discussed in Note 2, the Company leases certain anti-gravity treadmills under our rental program. Some contracts provides the customer with an option to purchase the underlying equipment, however the Company has evaluated the likelihood of exercising this option and determined that it is remote that the option will be exercised. The contracts allow the customer to terminate the lease at any time, with a cancelation fee. The price to purchase the underlying equipment is determined based on the number of months that the customer has leased the equipment and is not considered a bargain purchase option. All rental lease agreements are considered operating leases, and the Company currently does not have any sales-type or direct financing leases as a lessor. For the fiscal years ended December 31, 2022 and 2021, the Company recognized lease revenue on our rental program of $995 and $1,391, respectively, within the rental revenue in the Company’s Statements of Operations.

(8)	Commitments and Contingencies

warranty obligations

Changes in the Company’s warranty obligations, for the years ended December 31 were as follows:

	2022	2021

Balance as of January 1,	$1,104	$1,025
Accrual for warranties issued during the year	242	319
Warranty costs and adjustments during the year	(841)	(240)

Balance as of December 31,	$505	$1,104

(9)	Income Taxes

No provision for federal income taxes was made since the Company has sustained cumulative losses since the commencement of operations. The state income taxes that have been provided relate to minimum taxes. State and local franchise taxes incurred have been included in other expenses in the statements of operations.

Deferred taxes principally result from the Company’s federal and state net operating loss (“NOL”) carry forwards. Realization of deferred tax assets is dependent upon future earnings. The Company has recorded a full valuation allowance as of December 31, 2022 of approximately $12.2 million against the deferred tax assets, an increase of approximately $0.8 million, mainly due to additional net operating losses. Management believes that, at this time, it is not more likely than not these assets will be realized. Accordingly, no income tax benefit has been recorded. The difference between the reported income tax expense and the expected amount based on statutory rates relates to the valuation allowance.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

(9)	Income Taxes, Continued

As of December 31, 2022, the Company had approximately $38.3 million of federal NOL carryforwards and $38.2 million of state NOL carryforwards, which will begin to expire in 2025 and 2028, respectively. The federal net operating losses from January 1, 2018 of approximately $8.8 million may be carried forward indefinitely and losses prior to January 1, 2018 of approximately $29.5 million expire beginning in 2025 under prior law.

Internal Revenue Code Section 382 places a limitation (“Section 382 Limitation”) on the amount of taxable income which can be offset by NOL carry forwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. California has similar rules. During 2009, the Company issued a substantial amount of share to a new investor and this change in ownership may impact its ability to utilize net operating loss carry forwards in future years. In the event such change results in a Section 382 Limitation, the reported net operating loss carry forwards could be significantly reduced. No Section 382 Limitation study has been performed, however, the Company intends to complete such analysis prior to its utilization of such attributes.

As of December 31, 2022, the Company had no unrecognized tax benefits which, if recognized, would affect the Company’s effective tax rate. During the years ended December 31, 2022 and 2021, there were no changes to the Company’s unrecognized income tax benefits.

(10)	Shareholders Deficit

As of December 31, 2022, redeemable convertible preferred share consisted of:

	Authorized shares	Shares issued and outstanding	Redemption value	Carrying value

Series A	800,000	634,461	$2,347,486	$2,158,206
Series A-1	475,000	377,248	1,906,184	1,879,116
Series B	1,600,000	1,583,217	7,999,993	8,000,000
Series C	4,700,000	4,463,068	16,513,284	16,256,240
Series C-2	45,000	39,848	147,435	147,439
Series D	3,750,000	3,668,733	6,147,329	5,756,890
	11,370,000	10,766,575	$35,061,711	$34,197,891

Voting rights

Each holder of Series A, Series A-1, Series B, Series C, Series C-2 and Series D preferred share is entitled to the number of votes equal to the number of shares of common share into which such preferred share are convertible. Preferred and common shareholders vote together as a single class. The holders of Series C and Series C-2 preferred share vote together and not as separate classes with respect to all matters otherwise before the holders of Series C-2. Series C-2 preferred share do not have any separate series voting; however, the Series C preferred share is entitled to vote, as a separate series, on matters before the Series C preferred share.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Conversion rights

Each share of Series A, Series A-1, Series B, Series C, Series C-2 and Series D preferred share is convertible into common share at any time after the date of issuance of such shares at the exchange rate in effect at the time of conversion (currently 1-to-1.15987 for Series A, Series C, and Series C-2, 1-to-1.3228 for Series A-1 and Series B and 1-to-1 for Series D) and is subject to appropriate adjustment for common share splits, share dividends, and similar transactions. Conversion is automatic upon the earlier of a) the date specified by written consent or agreement of holders of a majority of the shares of preferred share then outstanding, voting as a combined class and b) immediately upon the consummation of a firmly underwritten public offering of common share at a price of at least $6.70 per share (as adjusted for share splits, share dividends, recapitalizations, reclassifications, combinations and the like) with aggregate proceeds of at least $25,000 (after deduction of underwriters’ commissions and expenses).

Redemption rights

At any time after July 31, 2025, and at the election of at least a majority of the then outstanding shares of Series B preferred share, Series C preferred share, and Series D preferred share, voting together as a single class, the Company shall redeem all of the shares of Series B preferred share, Series C preferred share, and Series D preferred share that have not been converted into common share by paying in cash an amount per share equal to $5.053, $3.70, and $1.6756, respectively, for such Series B Preferred Share, Series C Preferred Share, and Series D Preferred Share (appropriately adjusted for common share splits, share dividends, and similar transactions) plus an amount equal to all declared but unpaid dividends thereon, whether or not earned.

If the funds legally available for redemption of the Series B, Series C and Series D preferred share are insufficient to pay the shareholders the full redemption price, redemption will be made on a pro rata basis of the funds available based on the number of shares outstanding.

Dividends

Each holder of Series A, Series A-1, Series B, Series C and Series D preferred share is entitled to receive dividends at the rate of $0.296, $0.404, $0.404, $0.296 and $0.134 per share, respectively, and as appropriately adjusted for any share dividends, share splits and other similar transactions. These dividends are payable when and if declared by the Board of Directors and are non- cumulative.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Dividends, continued

Each holder of Series C-2 preferred share and common share are not entitled to receive dividends until the dividends on the Series A, Series A-1, Series B, Series C and Series D preferred share have been paid or declared and set apart at the stated rates.

As of December 31, 2022, dividends had not been declared in any year.

Liquidation preferences

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the Company’s assets would be distributed as follows, all subject to adjustments for common share splits, share dividends, and similar transactions:

●
Holders of Series D preferred share are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A preferred share, Series A-1 preferred share, Series B preferred share, Series C preferred share, Series C-2 preferred share, and common share, the amount of $1.6756 per share plus all declared but unpaid dividends. In the event the Company has insufficient assets to make such a payment, these shareholders would be paid ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

●
Upon completion of the above distributions, holders of Series C preferred share are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A preferred share, Series A-1 preferred share, Series B preferred share, Series C-2 preferred share, and common share, the amount of $3.70 per share plus all declared but unpaid dividends. In the event the Company has insufficient assets to make such a payment, these shareholders would be paid ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

●
Upon completion of the above distribution, holders of Series B and Series C-2 preferred share are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A preferred share, Series A-1 preferred share, and common share, the amount of $5.053 per share and $3.70 per share, respectively, plus all declared but unpaid dividends. In the event the Company has insufficient assets to make such a payment, these shareholders would be paid ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Liquidation preferences, cont’d

●
Upon completion of the above distributions, holders of Series A and Series A-1 preferred share are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of common share, the amount of $3.70 per share and $5.053 per share, respectively plus all declared but unpaid dividends. In the event the Company has insufficient assets to make such a payment, these shareholders would be paid ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

●
After the above preferences have been satisfied in full, all remaining assets of the Company legally available for distribution would be distributed among the holders of shares of Series A, Series A-1, Series B, Series C, Series C-2, and Series D preferred share and common share pro rata based on the number of common shares issued or issuable upon conversion of the preferred shares to common share, up to $7.40 per share, $10.106 per share, $10.106 per share, $14.80 per share, and $6.7024 per share of Series A, Series A-1, Series B, Series C, Series C-2 preferred share, and Series D preferred share respectively. Thereafter, any remaining funds would be distributed pro rata to the common shareholders based on the number of common shares held.

●
The holders of the outstanding shares of Series A and Series A-1 preferred share do not have stated redemption rights; however, the rights and preferences of the convertible preferred share provide for a deemed liquidation of the shares in the event of a sale of all or substantially all of the Company’s assets, the merger or consolidation of the Company, or upon the sale of more than 50% of the voting power of the Company.

●
The holders of the Series A, A-1, B, C, C-2, and D preferred share control a majority of the voting power of the Company’s capital share and have the right to designate a majority of the members of the Board of Directors.

As a result, the holders of these preferred shares could force a change in control that would trigger the liquidation of all series of convertible preferred share. Such deemed liquidation could occur outside of the control of the Company’s common shareholders, and accordingly, all shares of convertible preferred share have been presented outside of permanent equity in the accompanying balance sheets.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

(11)	Share based Compensation

Employee share option plan

In August 2007, the Company adopted a Share Option and Share Issuance Plan (the 2007 Plan) that allows the Company to grant incentive share options to employees (including officers and directors who are employees) and non-statutory share options and shares of common share to employees, officers, directors, and consultants. Under the 2007 Plan, 1,372,971 shares of common share are available for issuance as of December 31, 2022. In the case of incentive options, the exercise price may be established at an amount not less than the fair value at the date of grant and 110% for owners of 10% or more of the Company’s outstanding share (based on voting power). Non-statutory share options and shares of common share granted may have exercise prices of not less than 85% of the fair value of the common share at the date of grant and 100% for owners of 10% or more of the Company’s common outstanding share (based on voting power). To date, the Company has only granted options to purchase common share under the 2007 Plan.

The terms of the options and issuances of common share, including the vesting schedule, are set at the discretion of the Plan administrator, however, no option can have a term in excess of ten years measured from the option grant date. The Plan administrator may allow for early exercises of unvested common share; however, the share is subject to repurchase at the lower of (a) the exercised price per share, or (b) the fair market value per share of the common share at the optionee’s cessation of service.

Valuation assumptions

The Company uses the Black-Scholes option pricing model to estimate the fair value of the options granted. The expected term of the options represents the period the Company’s share- based awards are expected to be outstanding. Since the Company does not have significant historical experience, the Company applies the simplified method, which estimates the expected term of share options granted by taking the average of the vesting term and the contractual term of the option. Estimated volatilities are based on an analysis of comparable companies. The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury strips maturing at the expected option term. The Company has never paid dividends and does not anticipate doing so over the expected life of the options, and therefore used 0% for dividend yield. There were no options granted during the year ended December 31, 2022.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Share option activity

A summary of the Company’s share option activity and related information for the 2007 Plan is as follows:

Options Outstanding
	Shares available for Grant	Number of options	Weighted- average exercise price	Weighted-average remaining contractual term (in years)
Balance at December 31, 2020	1,177,854	2,101,428	0.31	6.63
Cancelled and expired	83,034	(83,034)	1.25
Balance at December 31, 2021	1,260,888	2,018,394	0.27	5.59
Cancelled and expired	112,083	(112,083)	0.86
Balance at December 31, 2022	1,372,971	1,906,311	0.25	4.80

Options Outstanding

Exercisable at December 31, 2022	1,906,227
Vested and expected to vest after December 31, 2022	1,906,311

The intrinsic value attributable to options exercised and exercisable during 2022 and 2021 was minimal.

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

Share option activity, cont’d

The following table summarizes information about options outstanding at December 31, 2022

Options Outstanding
Exercise price	Number of options	Weighted-average contractual life (in years)	Options vested and exercisable
$0.05	1,355,893	6.14	1,355,809
$0.50	102,777	3.56	102,777
$0.80	447,641	1.03	447,641
	1,906,311		1,906,227

(12)	Employee Benefit Plans

The Company sponsors a retirement plan for its eligible U.S. employees. For employees in the U.S., the Company maintains the AlterG, Inc. 401(k) Plan (the Plan). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary contributions for eligible employees. No contributions were made by the Company to the Plan during the years ended December 31, 2022 and 2021.

(13)	Geographic information

The following table presents total revenues by geographic area for the years ended December 31, 2022 and 2021, based on the customer's location:

	Year ended December 31,
	2022	2021
Revenues based on customer’s location:
United States	$11,703	$11,159
Europe	$6,567	$5,307
Asia	$532	$906
Rest of the World	$994	$909
Total revenues	$19,796	$18,281

AlterG, Inc.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except for shares data)

(14)	Subsequent Events

On August 11, 2023, ReWalk Robotics acquired AlterG (“the Company”), in total consideration of $19,000 in cash subject to working capital and other customary purchase price adjustments. Two additional cash earnout payments may be paid based upon a percentage of AlterG’s annual year-over-year future revenue growth for each of the next two years.